                                                                    EXHIBIT 2.9



                            ASSET PURCHASE AGREEMENT

                                  by and among

                          CLARK/BARDES CONSULTING, INC.

                                       and

                               CLARK/BARDES, INC.

                                  as Purchasers

                                       and

                       LYONS COMPENSATION & BENEFITS, LLC.

                                    as Seller

                                       and

            J. PETER LYONS, CHRISTOPHER RICH, CURTIS C. WYRTZEN, III

                              and SHEILA M. SWALES

                                 as Shareholders


                                 August 31, 2001

                                TABLE OF CONTENTS

                                                                                                              PAGE
ARTICLE 1             PURCHASE AND SALE OF ASSETS................................................................1
         1.1      Purchased Assets...............................................................................1
         1.2      Excluded Assets................................................................................3
         1.3      Assumption of Liabilities......................................................................3
         1.4      Excluded Liabilities...........................................................................4

ARTICLE 2             CONSIDERATION FOR THE PURCHASED ASSETS.....................................................4
         2.1      Purchase Price.................................................................................4
         2.2      Purchase Price Adjustment......................................................................5
         2.3      Procedures for Final Determination of Net Asset Amount.........................................5
         2.4      Net Asset Amount Definition....................................................................6
         2.5      Vesting of Contingent Consideration............................................................6
         2.6      CBI Stock......................................................................................9

ARTICLE 3             REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDERS.................................11
         3.1      Organization and Power........................................................................11
         3.2      Subsidiaries..................................................................................11
         3.3      Authorization; No Breach......................................................................11
         3.4      Financial Statements..........................................................................12
         3.5      Absence of Undisclosed Liabilities............................................................12
         3.6      No Material Adverse Changes/Absence of Certain Developments...................................13
         3.7      Title and Condition of Properties.............................................................14
         3.8      Tax Matters...................................................................................15
         3.9      Contracts and Commitments.....................................................................16
         3.10     Proprietary Rights............................................................................18
         3.11     Litigation; Proceedings.......................................................................18
         3.12     Brokerage.....................................................................................18
         3.13     Governmental Consent, etc.....................................................................18
         3.14     Employees.....................................................................................19
         3.15     Employee Benefit Plans........................................................................19
         3.16     Insurance.....................................................................................21
         3.17     Affiliated Transactions.......................................................................21
         3.18     Compliance with Laws; Permits; Certain Operations.............................................21
         3.19     Software......................................................................................22
         3.20     Environmental Health and Safety...............................................................22
         3.21     Product and Warranty Claims; Warranties.......................................................23
         3.22     Disclosure....................................................................................23
         3.23     Customers.....................................................................................23

                                TABLE OF CONTENTS
                                   (continued)

                                                                                                              PAGE
ARTICLE 4             REPRESENTATIONS AND WARRANTIES OF PURCHASERS..............................................23
         4.1      Corporate Organization and Power..............................................................23
         4.2      Authorization.................................................................................24
         4.3      No Violation..................................................................................24
         4.4      Litigation....................................................................................24
         4.5      Brokerage.....................................................................................25
         4.6      Governmental Consent, etc.....................................................................25
         4.7      Issuance of CBI Stock.........................................................................25
         4.8      Reports and Financial Statements..............................................................25
         4.9      Absence of Certain Changes or Events..........................................................26
         4.10     Disclosure....................................................................................26
         4.11     Private Placement.............................................................................26
         4.12     Availability of Funds.........................................................................26

ARTICLE 5             SELLERS' OBLIGATIONS AT CLOSING...........................................................26
         5.1      Sellers' Obligations at Closing...............................................................26

ARTICLE 6             PURCHASERS' OBLIGATIONS AT CLOSING........................................................28
         6.1      Purchasers' Obligations at Closing............................................................28

ARTICLE 7             CLOSING TRANSACTIONS......................................................................29
         7.1      The Closing...................................................................................29
         7.2      Action to Be Taken at the Closing.............................................................29
         7.3      Closing Documents.............................................................................29
         7.4      Possession....................................................................................30
         7.5      Nonassignable Contracts.......................................................................30

ARTICLE 8             INDEMNIFICATION...........................................................................31
         8.1      Indemnification by Seller and Shareholders....................................................31
         8.2      Indemnification by Purchasers.................................................................31
         8.3      Method of Asserting Claims....................................................................32
         8.4      Escrow Amount and Contingent Consideration....................................................33
         8.5      Limitation of Liability.......................................................................33
         8.6      Sole Remedy...................................................................................33
         8.7      Adjustment to Purchase Price..................................................................33

ARTICLE 9             ADDITIONAL AGREEMENTS.....................................................................34
         9.1      Survival......................................................................................34
         9.2      Mutual Assistance.............................................................................34
         9.3      Press Release and Announcements...............................................................34
         9.4      Expenses......................................................................................34
         9.5      Further Transfers.............................................................................34
         9.6      Transition Assistance.........................................................................34
         9.7      Confidentiality...............................................................................35

                                TABLE OF CONTENTS
                                   (continued)

                                                                                                              PAGE
         9.8      Non-Compete; Non-Solicitation.................................................................35
         9.9      Specific Performance..........................................................................36
         9.10     Remittances...................................................................................36
         9.11     Best Efforts To Consummate Closing Transactions...............................................36
         9.12     Employees and Agents of Seller................................................................36
         9.13     Assignment of Commissions.....................................................................37

ARTICLE 10            MISCELLANEOUS.............................................................................37
         10.1     Amendment and Waiver..........................................................................37
         10.2     Notices.......................................................................................37
         10.3     Assignment....................................................................................38
         10.4     Severability..................................................................................38
         10.5     No Third-Party Beneficiaries..................................................................38
         10.6     No Strict Construction........................................................................39
         10.7     Captions......................................................................................39
         10.8     Complete Agreement............................................................................39
         10.9     Counterparts..................................................................................39
         10.10    Governing Law.................................................................................39
         10.11    Remedies Cumulative...........................................................................39

EXHIBITS

Exhibit A             --     Form of Escrow Agreement
Exhibit C             --     Opinion of Seller's Counsel
Exhibit D             --     Form of Investment Letter
Exhibit E             --     Opinion of Purchasers' Counsel

DISCLOSURE SCHEDULES

Schedule 1.1(a)       --     Accounts Receivable Schedule
Schedule 1.1(d)       --     Tangible Property Schedule
Schedule 1.1(e)       --     Assumed Insurance Schedule
Schedule 1.1(g)       --     Intellectual Property Schedule
Schedule 1.1(k)       --     Customer List Schedule
Schedule 1.2          --     Excluded Assets Schedule
Schedule 2.1          --     Consideration Allocation Schedule
Schedule 3.1          --     Qualifications Schedule
Schedule 3.2          --     Subsidiaries Schedule
Schedule 3.6          --     Developments Schedule
Schedule 3.7          --     Leases Schedule
Schedule 3.8          --     Tax Matters Schedule
Schedule 3.9(a)       --     Contracts Schedule
Schedule 3.9(d)       --     Customer Contracts Schedule
Schedule 3.10         --     Proprietary Rights Schedule
Schedule 3.11         --     Litigation Schedule
Schedule 3.13         --     Consents Schedule
Schedule 3.14         --     Employees Schedule
Schedule 3.15         --     Employee Benefits Schedule
Schedule 3.16         --     Insurance Schedule
Schedule 3.17         --     Affiliated Transactions Schedule
Schedule 3.18(a)      --     Compliance Schedule
Schedule 3.18(b)      --     Permits Schedule
Schedule 3.19         --     Software Schedule
Schedule 3.22         --     Claims Schedule
Schedule 4.6          --     Purchasers Consents Schedule

                            ASSET PURCHASE AGREEMENT

         ASSET PURCHASE AGREEMENT made as of August 31, 2001 (this "Agreement") by and among CLARK/BARDES CONSULTING, INC., a Delaware corporation ("Consulting"), and CLARK/BARDES, INC., a Delaware corporation ("CBI") (CBI and Consulting shall collectively be referred to as "Purchasers"), LYONS COMPENSATION & BENEFITS, LLC., a Massachusetts limited liability company ("Seller"), J. PETER LYONS ("Lyons"), CHRISTOPHER RICH ("Rich"), CURTIS C. WYRTZEN, III ("Wyrtzen"), and SHEILA M. SWALES ("Swales") (Lyons, Rich, Wyrtzen and Swales are collectively referred to as the "Shareholders").

                                   WITNESSETH:

         WHEREAS, the Seller is engaged in the business of designing and administering executive and employee compensation and benefit plans (the "Business"); and

         WHEREAS, on the terms and subject to the conditions of this Agreement, Purchasers desire to acquire from Seller and Seller desires to sell to Purchasers, substantially all of the assets, properties and Business of the Seller as a going concern.

         NOW, THEREFORE, the parties agree as follows:

                                    ARTICLE 1

                           PURCHASE AND SALE OF ASSETS

         1.1 Purchased Assets. On the terms and subject to the conditions of this Agreement, on the Closing Date (as defined in Section 7.1), Purchasers shall purchase from Seller, and Seller shall sell, convey, assign, transfer and deliver to Purchasers, all properties, assets, rights and interests of every kind and nature, whether real or personal, tangible or intangible, and wherever located and by whomever possessed, of Seller as of the Closing Date related to or used in, or otherwise associated with, the Business, including, without limitation, all of the following assets (but excluding all Excluded Assets as defined in Section 1.2 hereof) in each case, as of the Closing Date:

                  (a) all accounts and notes receivable (whether current or non-current), a list, description and aging of which as of the date hereof is set forth on Schedule 1.1(a);

                  (b) all prepayments, prepaid expenses (including, without limitation, prepaid insurance premiums), deferred charges, advance payments and security deposits as of the Closing Date;

                  (c) all inventories and related supplies located at Seller's facilities, in transit to or from Seller's facilities or which otherwise relate to the Business (the "Inventory");

                  (d) all interests in equipment, fixtures, fittings, automobiles and other vehicles, and other tangible personal property, whether owned, leased or otherwise (including, without limitation, items which have been fully depreciated or expensed), including, without limitation, such items as set forth on Schedule 1.1(d);

                  (e) all insurance, insurance reserves and deposits (including, without limitation, reserves and deposits relating to workmen's compensation), including, without limitation, such items as set forth on Schedule 1.1(e);

                  (f) all office furnishings and related assets;

                  (g) all intangible assets and intellectual property (including, without limitation, registered and unregistered trademarks, service marks and trade names, trade dress and other names, marks and slogans, including the name "Lyons Compensation and Benefits, LLC." and all variations and permutations thereof, excluding "The Lyons Companies"), all publishing and distribution rights, and all associated goodwill; all statutory, common law and registered copyrights; all patents, inventions, know-how, trade secrets and confidential information; all registration applications for any of the foregoing; together with all rights to use all of the foregoing forever and all other rights in, to, and under the foregoing in all countries, including, without limitation, such items as set forth on Schedule 1.1(g);

                  (h) all discoveries, improvements, processes, data, confidential information, specifications and ideas, whether patentable or not, all licenses and other similar agreements, and all drawings, records, books or other indicia, however evidenced, of the foregoing; all rights in and to any products or other intellectual property rights under research or development prior to or on the Closing Date, in each case, related to the Business;

                  (i) all rights existing under contracts, leases, licenses, permits, sales and purchase agreements and orders, variable annuity agreements, agency agreements, employee benefit plans, trusts and other arrangements, employment and consulting agreements, commission agreements, service agreements, fee agreements, consignment arrangements, warranties, consents, orders, registrations, privileges, franchises, memberships, certificates, approvals or other similar rights and all other agreements, arrangements and understandings, including, without limitation, all rights existing under the contracts listed on the Contracts Schedule and Customer Contracts Schedule (as defined in Section
3.9 hereto) and all rights to commissions related to the Business;

                  (j) the right to receive all mail and other communications addressed to Seller (including, without limitation, mail and communications from customers, suppliers, distributors, agents and others and accounts receivable payments), provided that Purchasers agree to forward any such mail and communications that are of a personal nature to the officer or employee to which it pertains promptly after receipt;

                  (k) all lists, records and files pertaining to customers, including past, present and prospective customers solicited over the past two
(2) years, as referenced in Schedule 1.1(k);

                  (l) all lists and records pertaining to suppliers, distributors, personnel, customers and agents and all other books, ledgers, files, documents, correspondence, business analysis, illustrations, proposals and records of every kind and nature relating to the Business;

                  (m) all business and marketing plans and proposals and pricing and cost information relating to the Business;

                  (n) all computer hardware, software, systems and website, including licenses related thereto, proprietary or otherwise, including related source codes, data and documentation relating to the Business;

                  (o) all creative materials (including, without limitation, photographs, films, art work, color separations and the like) advertising and promotional materials and all other printed or written materials;

                  (p) all goodwill as a going concern and all other intangible property; and

                  (q) all other property not referred to above which is either represented on Seller's Latest Balance Sheet (as defined in Section 3.4) or acquired by Seller thereafter (except for such property which has been sold or otherwise disposed of in the ordinary course of business) related to the Business.

                  For purposes of the Agreement, the term "Purchased Assets" means all properties, assets and rights which Seller shall convey to Purchasers or shall be obligated to convey to Purchasers under this Agreement.

         1.2 Excluded Assets. Notwithstanding the foregoing, the following assets (the "Excluded Assets") are expressly excluded from the purchase and sale contemplated hereby and, as such, are not included in the Purchased Assets:

                  (a) cash and marketable securities;

                  (b) the minute books, capital stock records, articles of incorporation, by-laws and corporate seal of Seller, together with annual and other corporate reports filed with the Commonwealth of Massachusetts and other states in which the Seller is qualified to do business, other documents and correspondence that relate to Seller's corporate organization and maintenance thereof;

                  (c) all rights of Seller under this Agreement;

                  (d) all claims, refunds, causes of action, rights of recovery and rights of set-off of every kind and nature; and

                  (e) such other assets as set forth on Schedule 1.2 hereof.

         1.3 Assumption of Liabilities. Subject to the conditions specified in this Agreement, on the Closing Date, Purchasers shall assume and agree to pay, defend, discharge and perform as and when due only the following liabilities and obligations of Seller (the "Assumed Liabilities"):

                  (a) Any and all liabilities and obligations arising out of Purchasers' activities of the Business after the Closing;

                  (b) Seller's obligations and liabilities under the contracts listed on the Contracts Schedule (Schedule 3.10(a)) and on the Customer Contract Schedule (Schedule 3.10(d)) for any activity following the Closing Date;

                  (c) obligations of continued performance under executory vendor purchase orders for the purchase of supplies, equipment or services entered into in the ordinary course of business and under which the supplies, equipment or services subject thereto have not been received by the Seller prior to the Closing Date (the "Vendor Orders"); and

                  (d) accrued payroll, vacation and other benefits of employees of the Seller generated in the ordinary course of business to the extent reflected on the liability side of the Seller's Closing Balance Sheet.

         1.4 Excluded Liabilities. Notwithstanding anything to the contrary contained in this Agreement, Purchasers shall not assume or be liable for any liabilities or obligations of Seller other than the Assumed Liabilities and all such other liabilities or obligations shall be the responsibility of the Seller, including but not limited to, any chargebacks related to the Business prior to the Closing which arise after the Closing (the "Excluded Liabilities"). Any such chargebacks shall be set off, initially against any commissions or draws owed to the Shareholders by Consulting and then set off against any Contingent Consideration owed the Seller.

                                    ARTICLE 2

                     CONSIDERATION FOR THE PURCHASED ASSETS

         2.1 Purchase Price. The aggregate purchase price for the Purchased Assets shall be equal to an amount not to exceed Twelve Million Dollars ($12,000,000) as adjusted pursuant to Section 2.2 hereof (the "Purchase Price"), which shall be payable to Seller as follows:

                  (a) on the Closing Date, by wire transfer of immediately available funds to such account or accounts as shall have been designated in writing by Seller not less than three (3) days prior to the Closing Date in an amount equal to Four Million Seven Hundred Fifty Thousand Thirteen Dollars and 32/100 ($4,750,013.32), as adjusted pursuant to Section 2.2 hereof;

                  (b) on the Closing Date, by wire transfer of immediately available funds to that certain interest bearing Escrow Account with interest payable to the Seller for a period beginning on the Closing Date through December 31, 2002 to be established pursuant to that certain Escrow Agreement in the form of Exhibit A hereto, with such changes therein as the Escrow Agent thereunder designated by Purchasers and Seller may request (the "Escrow Agreement") in an amount equal to Two Hundred Fifty Thousand Dollars ($250,000);

                  (c) within ten (10) days of the Closing Date, by the issuance of 39,558 shares of CBI common stock (the "CBI Stock") to the Shareholders as designated by the Seller in accordance with Schedule 2.1 (the "Closing Stock Consideration") valued at the average closing price of CBI Stock on the NASDAQ National Market, as published in The Wall Street Journal for the ten (10) trading days immediately prior to the Closing Date;

                  (d) subject to holdback in an amount limited to the amount of any claims with respect to breaches of representations and warranties under this Agreement as provided in and subject to the limitations contained in Article VIII hereof, at the time of payment, additional payments of One Million Five Hundred Thousand Dollars ($1,500,000) for the period from Closing Date through 2002, and for the years 2003, 2004 and 2005 for a total of Six Million Dollars ($6,000,000) (the "Contingent Consideration") shall be payable to Seller as provided for in Section 2.5 hereof. Each payment of Contingent Consideration shall be paid to the Seller, or its assignee, in the form of 75% cash and 25% CBI Stock.

                  The Purchase Price shall be allocated among the Purchased Assets as mutually agreed to by the parties within thirty (30) days following the Closing Date consistent with GAAP. The parties agree that the allocation agreed to shall be used by them for all purposes, including income tax purposes if in conformance with the rules and regulations of the Internal Revenue Code of 1986, as amended (the "Code"), and that the parties shall follow such allocation for all reporting purposes, including, without limitation, Internal Revenue Service ("IRS") Form 8594. Any stock portion of the Purchase Price shall be distributed to the Shareholders by the Seller in proportion to the percentages in accordance with Schedule 2.1 hereto.

         2.2 Purchase Price Adjustment. Within three (3) days prior to the Closing Date, Seller shall notify Purchasers in writing of its good faith estimate of the Net Asset Amount (as defined in Section 2.4 below) as of the Closing Date determined in accordance with Section 2.4 below (the "Estimated Net Asset Amount"). If the Estimated Net Asset Amount is less than $0, the Purchase Price shall be decreased by the amount of such deficiency.

         Upon the final determination of the Net Asset Amount pursuant to
Section 2.3 below, Purchasers and Seller shall re-compute the Purchase Price based upon the Net Asset Amount as finally determined, and within three (3) business days after such final determination, Seller shall pay Purchasers any amount due Purchasers by wire transfer of immediately available funds. In the event that the Purchase Price is reduced pursuant to this Section 2.2 and the Net Asset Amount exceeds the Estimated Net Asset Amount, then the Purchasers shall pay the Seller the lesser of (i) the excess of the Net Asset Amount over the Estimated Net Asset Amount, and (ii) the reduction in the Purchase Price pursuant to this Section 2.2.

         2.3 Procedures for Final Determination of Net Asset Amount. Within thirty (30) days after the Closing Date, Purchasers shall prepare and deliver to Seller at Purchasers' expense a balance sheet for Seller as of the opening of business on the Closing Date, together with a statement setting forth Purchasers' determination of the Net Asset Amount. Within thirty (30) days after receipt of such items, Seller shall deliver to Purchasers a detailed written statement describing their objections, if any, to such balance sheet and determination of the Net Asset Amount. If Seller does not raise any objections within such thirty (30) day period, the balance sheet and Purchasers' determination of the Net Asset Amount shall become final and binding upon all parties. Upon request by Seller at any time after receipt of the aforementioned balance sheet and statement, Purchasers shall make available to Seller and its accountants and other representatives the work papers used in preparing the balance sheet and in determining Purchasers' calculation of the Net Asset Amount and such other documents as Seller may reasonably request in connection with its review of the Net Asset Amount. If Seller does raise any objections, Purchasers and Seller shall use reasonable efforts to resolve any such disputes. If a final resolution is not obtained within thirty (30) days after Seller shall have submitted its objections to Purchasers, any remaining disputes shall be resolved by an accounting firm mutually agreeable to Purchasers and Seller. If Purchasers and Seller are unable to mutually agree on such an accounting firm within five (5) days after the expiration of said thirty
(30) day period, a "big-five" accounting firm (which accounting firm has not within the previous two years performed services for Purchasers or Seller) shall be selected by lot after elimination of one firm designated as objectionable by each of Purchasers and Seller. The Independent Auditors shall consider only the items in dispute and shall be instructed to act within thirty (30) days (or such longer period as the Seller and Purchasers may agree) to resolve all items in dispute. The determination of the accounting firm so selected shall be set forth in writing and shall be conclusive and binding upon the parties, and the fees and expenses of such accounting firm shall be paid one-half by Purchasers and one-half by Seller. The final balance sheet prepared in accordance with this
Section 2.3 and Section 2.4 below and the related statement setting forth the final determination of the Net Asset Amount are referred to as the "Closing Balance Sheet."

         2.4 Net Asset Amount Definition. For purposes hereof, "Net Asset Amount" shall be determined as of the opening of business on the Closing Date and shall be an amount equal to the excess of Seller's assets (other than the Excluded Assets) at such time over Seller's liabilities (other than the Excluded Liabilities) at such time. If the Net Asset Amount is a negative number, the Purchase Price shall be decreased by the amount of such deficiency. The Closing Balance Sheet shall be prepared, and the Net Asset Amount shall be determined, in accordance with generally accepted accounting principles applied in a manner consistent with those used in preparing Seller's balance sheets as of December 31, 2000 (the "Latest Balance Sheet"); provided that (a) all proper accruals and reserves shall be recorded (including but not limited to vacation pay, customer rebate accruals, bad debt reserves and warranty expenses, taxes and utility charges prorated through the Closing Date), (b) no assets shall be included in excess of their realizable value provided that fixed assets shall be included at cost less depreciation, (c) no assets which have been fully expensed or depreciated on the books and records of Seller in accordance with past practice shall be included, (d) no prepaid expenses, intangible assets or other assets shall be included if they shall not benefit Purchasers, (e) to the extent that the Latest Balance Sheet was not prepared in accordance with generally accepted accounting principles (based upon authoritative accounting pronouncements and literature in effect on the Closing Date) and as a result the Net Asset Amount would otherwise be overstated as of the Closing Date, the Closing Balance Sheet shall be prepared and the Net Asset Amount shall be determined in accordance with generally accepted accounting principles as in effect on the Closing Date, and (f) all accounting entries (including all liabilities and accruals) shall be taken into account regardless of their amount and all errors and omissions shall be corrected and all adjustments made.

         2.5 Vesting of Contingent Consideration.

                  (a) The Contingent Consideration shall be in the form of 75% cash and 25% CBI Stock (such stock consideration to be referred to hereafter as "Contingent Stock Consideration"). Receipt of payment of the Contingent Consideration is contingent on a division of CBI which includes only the Business of Seller purchased hereunder, as then currently conducted (the "Lyons Division") achieving certain Net Revenue (as hereinafter defined) objectives (the "Contingent Payment Target") that are measured according to generally accepted accounting principles. Until December 31, 2005, Purchasers shall maintain the Lyons Division as a separate department with separate books and records necessary for purposes of calculating the Net Revenue. The following table shows the annual Contingent Payment Target and the related Contingent Consideration Payment:


             Period Ending
               12/31/XX                        Contingent Payment Target          Contingent Consideration Payment
             -------------                     -------------------------          --------------------------------
                 2002*                                $4,100,000                              $1,500,000
                 2003                                  4,300,000                               1,500,000
                 2004                                  4,400,000                               1,500,000
                 2005                                  4,500,000                               1,500,000

The full amount of the Contingent Consideration payment will be paid if the Net Revenue levels of the Lyons Division meet or exceed the specified Contingent Payment Target, and will be reduced $2.00 for each $1.00 by which actual Net Revenue is below the Contingent Payment Target (the "Reduction Amount").

                  (b) To the extent the Contingent Payment Target is not achieved in a given calendar year, there will be a "makeup" opportunity in the next calendar year. Net Revenue which exceeds the Contingent Payment Target in a year immediately following a year in which the Contingent Payment Target was not met is eligible to be carried back for purposes of recalculating the Net Revenue for such prior year (the "Carryback Amount"). If the prior year's Net Revenue combined with the Carryback Amount exceeds the Contingent Payment Target for such prior year, the Reduction Amount shall be paid back to the Seller (the "Payback Amount"); provided, however, the Payback Amount shall be discounted at an 8% annual rate. If the Carryback Amount is not sufficient to allow Lyons Division to hit the Contingent Payment Target in the prior year, the Carryback Amount will be paid to Seller; provided, however, the Payback Amount shall be discounted at an 8% annual rate and in no event shall such Carryback Amount payment along with the Contingent Consideration payments in the prior year exceed $1,500,000. If a Reduction Amount exists with respect to 2005 and Net Revenue for the twelve-month period ending December 31, 2006 exceeds $4,600,000 by an amount sufficient such that the Net Revenue for 2005 plus the applicable Carryback Amount exceeds the Contingent Payment Target for 2005, the Payback Amount shall be paid at the end of 2006 after appropriate discounting in accordance herewith.

                  (c) Within 75 days of the end of each calendar year, from 2002 through 2005 (the "Contingent Payment Period"), Purchasers shall prepare at their own expense, and deliver to Seller, a calculation of the Net Revenue for the relevant period, together with certification of Purchasers signed by an authorized officer of Purchasers that it was prepared in accordance with



--------
* The first period runs from the Closing Date through December 31, 2002.

this Agreement (the "Initial Annual Determination"). In connection therewith, Purchasers shall provide Seller with such back-up information and calculations as Seller may reasonably request.

                  (d) If Seller does not agree that any Initial Annual Determination correctly states the Net Revenue of the Lyons Division through the Contingent Payment Period under examination, the Seller shall promptly (but not later than thirty (30) days after delivery of such Initial Annual Determination) give written notice to Purchasers of any exceptions thereto (in reasonable detail describing the nature of the disagreement asserted). If Seller and Purchasers reconcile their differences, the Initial Annual Determination shall be adjusted accordingly (as so adjusted, the "Adjusted Annual Determination") and shall thereupon become final and conclusive upon all of the parties hereto. If Seller and Purchasers are unable to reconcile their differences in writing within twenty (20) days after written notice of exceptions is delivered by the Seller, the items in dispute shall be submitted to the New York office of a mutually acceptable accounting firm selected from among the twenty largest accounting firms in the United States in terms of gross revenue for final determination (the "Independent Auditors"). If Seller and Purchasers are unable to mutually agree on such accounting firm within five (5) days after expiration of the twenty (20) day period, the New York office of a "big-five" accounting firm, which accounting firm has not within the previous two years performed services for Purchasers or Seller or any affiliate, shall be selected by lot after elimination of one firm by the Seller and one firm by Purchasers. The determination of the accounting firm so selected shall be set forth in writing and shall be conclusive and binding upon the parties. The Initial Annual Determination shall be deemed adjusted (as so adjusted, the "Adjusted Annual Determination") in accordance with the determination of the Independent Auditors and shall become binding, final and conclusive upon all of the parties hereto. The Independent Auditors shall consider only the items in dispute and shall be instructed to act within thirty (30) days (or such longer period as the Seller and Purchasers may agree) to resolve all items in dispute. If Seller does not give notice of any exception within thirty (30) days after the delivery of an Initial Annual Determination or if Seller in its discretion gives written notification of its acceptance of an Initial Annual Determination prior to the end of such 30-day period, such Initial Annual Determination shall thereupon become binding, final and conclusive upon all the parties hereto. Each Contingent Consideration Payment due hereunder shall be paid by Purchasers to Seller within fifteen (15) days of the final determination of each Adjusted Annual Determination in accordance with this Section 2.5.

                  (e) The Independent Auditors shall determine the party (i.e., Purchasers or Seller) whose asserted position as to the amount of Net Revenue under examination before the Independent Auditors is furthest from the determination thereof by the Independent Auditors, and the non-prevailing party shall pay the fees and expenses of the Independent Auditors.

                  (f) For purposes of this Section 2.5, "Net Revenue" means Gross Revenue less Expenses for any year in the Contingent Payment Period. For purposes of this Section 2.5(f), "Gross Revenue" means all and every kind of revenue generated by the Lyons Division following the Closing Date related to
(i) existing plans to existing clients, add-ons to such existing plans and new business revenues generated in the states of Massachusetts, Rhode Island, New Hampshire, Maine, Vermont and Connecticut (other than Fairfield County in Connecticut), and (ii) the new business revenues and renewals related to cases generated by the Lyons Division from other marketing territories which have been approved by the CEO of

Clark/Bardes Consulting - Compensation Resource Group. Gross Revenue will include incremental commissions or fees from 1035 exchanges of existing plans of Consulting clients assigned to Seller and Seller's clients. "Expenses" means expenses of the Lyons Division (excluding any corporate overhead allocation related to CBI or its affiliates), including production bonuses, costs of services (as defined below), commission expense (including EBS and EBC commissions) , broker-dealer fees, finders' fees and case-specific professional fees and other revenue - based expenses. For purposes hereof, "costs of services" for existing plans as of the date hereof and for add-ons for existing plans shall equal the lesser of (i) 10% of revenues related to such plans, or
(ii) the scheduled costs as provided for in that certain Clark/Bardes Consulting
- Compensation Group Schedule of Administrative Costs for Policies and Plans Dated January 1, 2001 or Later, or any amendments thereto (as amended, the "Scheduled Costs"); provided, however, for all New York Life Plans which exist as of the date hereof and any add-ons related to such plans, the costs of services in the aggregate for such New York Life Plans shall not exceed $50,000 per year. Future VEBA sales for New York Life Insurance Company will be considered new business eligible for compensation under the Executive Benefit Specialist or Consultants Agreements and subject to the Scheduled Costs at such time. In the event the Net Revenue from any plan is zero, the costs of services related to such plan shall be based on the Scheduled Costs. Costs of services for all plans (other than add-ons for existing plans) put in place following the date hereof shall be equal to the Scheduled Costs at such time. Revenue shall be deemed earned for purposes of meeting the Contingent Payment Target when it is generated by the Lyons Division and is recognized by the Purchasers as revenue for accounting purposes in accordance with generally accepted accounting principles consistently applied by Purchasers.

                  (g) In the event that Purchasers (i) sell the Division to a third party, other than as part of a sale of substantially all of the assets or stock of Purchasers, and as result there is a material reduction in the Net Revenue generated by the Division, (ii) take an action that results in a material reduction of the types and amounts of services and products sold which generate Net Revenue for the Division, or (iii) cause a material decrease in the personnel made available to sell products or perform services generating such Net Revenue, the Seller and Purchasers shall make an equitable adjustment to the Contingent Payment Targets to compensate for such adverse effect. In the event the Purchasers and Shareholders cannot agree on such equitable adjustment, the Independent Auditors will receive the items or amounts in dispute and compute such adjustment. Such determination shall be made in writing within thirty (30) days after the date on which the Independent Auditors begin their review and shall be final and binding on the parties. The fees, costs and expenses of the Independent Auditors shall be paid by the party whose calculation of the equitable adjustment is further from the Independent Auditor's calculation.

         2.6 CBI Stock.

                  (a) As to the Contingent Stock Consideration, the CBI Stock shall be valued at the average closing price of CBI Stock on the NASDAQ National Market, as published in The Wall Street Journal, for the ten (10) trading days immediately prior to the date of payment. Any shares of CBI Stock to be delivered as Contingent Stock Consideration shall be distributed by Purchasers directly to the Shareholders in accordance with written instructions of Seller.

                  (b) During the period beginning on the date of receipt of the stock and ending on the one (1) year anniversary of receipt of such stock consistent with Rule 144 (a "Restriction Period"), Seller or its assignee shall not sell, assign, exchange, transfer, distribute or otherwise dispose of (in each case, "transfer") any shares of CBI Stock received by it hereunder except as otherwise permitted under Rule 144. The recipient of the CBI Stock will execute an Investment Letter (as hereinafter defined) upon his or her receipt of such stock. Following the Restriction Period, Seller may transfer its shares of CBI Stock so long as such transfer is in accordance with the Securities Act of 1933, as amended, including Rule 144 thereunder. The certificates evidencing the CBI Stock delivered to Seller pursuant to this Agreement shall bear a legend substantially in the form set forth below:

                  THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, ASSIGNED (OTHER THAN IN CONNECTION WITH A PLEDGE, EXCHANGED, TRANSFERRED, DISTRIBUTED, CHANGED OR OTHERWISE DISPOSED OF, AND THE ISSUER SHALL NOT BE REQUIRED TO GIVE EFFECT TO ANY ATTEMPTED SALE, ASSIGNMENT (OTHER THAN IN CONNECTION WITH A PLEDGE), EXCHANGE, TRANSFER, DISTRIBUTION, OR OTHER DISPOSITION OTHER THAN IN ACCORDANCE WITH SECTION 2.6 OF THAT CERTAIN ASSET PURCHASE AGREEMENT DATED AS OF AUGUST 31, 2001, BY AND AMONG CLARK/BARDES CONSULTING, INC., CLARK/BARDES, INC., LYONS COMPENSATION & BENEFITS, LLC., J. PETER LYONS, CHRISTOPHER RICH, CURTIS C. WYRTZEN, III AND SHEILA M. SWALES.

                  THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION (COLLECTIVELY, THE "SECURITIES LAWS") AND MAY NOT BE SOLD, DISPOSED OF OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION, EXCEPT IN ACCORDANCE WITH AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF ANY APPLICABLE SECURITIES LAWS PROVIDED THAT CLARK/BARDES CONSULTING, INC. AND CLARK/BARDES, INC. SHALL HAVE RECEIVED AN OPINION OF COUNSEL ACCEPTABLE TO THEM CONFIRMING THAT THE REQUIREMENTS OF SUCH EXEMPTION HAVE BEEN SATISFIED.

                  (c) Seller shall not transfer any shares of the CBI Stock at any time if such transfer would constitute a violation of any federal or state securities or "blue sky" laws, rules or regulations (collectively, "Securities Laws"), or a breach of the conditions to any exemption from registration of the CBI Stock under any such Securities Law on which Seller is relying at the time of his sale, or a breach of any undertaking or agreement of Seller entered into with CBI pursuant to such Securities Laws or in connection with obtaining an exemption thereunder.

                  (d) For purposes of this Agreement (and the restrictions set forth in this Section 2.6), the term "CBI Stock" shall mean and include (i) the shares of common stock of CBI issued, granted, conveyed and delivered to Seller pursuant to Sections 2.1 and 2.5 hereof, and (ii) any and all other additional shares of capital stock of CBI issued or delivered by CBI with respect to the shares of CBI Stock described in clause (i) hereof, including without limitation any shares of capital stock of CBI issued or delivered with respect to such shares as a result of any stock split, stock dividend, stock distribution, recapitalization or similar transaction.

                                    ARTICLE 3

                        REPRESENTATIONS AND WARRANTIES OF
                             SELLER AND SHAREHOLDERS

         As an inducement to Purchasers to enter into this Agreement, Seller and the Shareholders hereby, jointly and severally, represent and warrant to Purchasers as of the date hereof and as of the Closing Date that:

         3.1 Organization and Power. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of Massachusetts. Seller is qualified to do business as a foreign corporation and is in good standing in the jurisdictions specified on the "Qualifications Schedule" attached hereto as Schedule 3.1, which are all jurisdictions in which ownership of its properties or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a Seller Material Adverse Effect (as defined below). "Seller Material Adverse Effect" shall mean any change in or effect on Seller or the Business that, individually or in the aggregate is, or is reasonably likely to be, materially adverse to the Business or Purchased Assets, provided, however, that Seller Material Adverse Effect shall not be deemed to include the impact of (a) changes in generally accepted accounting principles, (b) acts or omissions of Seller taken with the prior written consent of Purchasers, (c) changes in general economic conditions in the United States, and (d) any changes or effects as a result of the announcement of the transactions contemplated by this Agreement. Seller has all requisite power and authority and all material licenses, permits and other authorizations necessary to own and operate the Purchased Assets and to carry on the Business. The copies of the articles of organization and operating agreement of Seller which have been previously furnished to Purchasers reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete in all material respects.

         3.2 Subsidiaries. Except as disclosed on Schedule 3.2 hereto, Seller owns no stock, partnership interest, joint venture interest or other security or interest in any other corporation, organization or entity related to the Business.

         3.3 Authorization; No Breach. The execution, delivery and performance of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by Seller. No other corporate act or proceeding on the part of Seller, its Board of Managers or its members is necessary to authorize the execution, delivery or performance by the Seller of this Agreement, any other agreement contemplated hereby or the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Seller and the Shareholders and this Agreement constitutes and the other agreements contemplated hereby upon execution and delivery by Seller and the Shareholders shall each constitute, a valid and binding obligation of Seller and the Shareholders, enforceable in accordance with their terms. The execution, delivery and performance of this Agreement and the other agreements contemplated hereby by Seller and the Shareholders and the consummation of the transactions contemplated hereby and thereby do not and shall not (a) conflict with or result in any breach of any of the provisions of,
(b) constitute a default under, result in a violation of, or cause the acceleration of any obligation under, (c) result in the creation of any lien, security interest, charge or encumbrance upon any of the Purchased Assets under, or (d) require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body under (i) the provisions of Seller's articles of organization or operating agreement, or (ii) any indenture, mortgage, lease, loan agreement or other agreement or instrument to which Seller or the Shareholders are bound or affected or (iii) any law, statute, rule, regulation, judgment, order or decree to which Seller or the Shareholders are subject or by which any of the Purchased Assets are bound, except where failure to get such authorization, consent, approval exemption or other action under such law, statute, rule, regulation, judgment, order or decree would not have a Seller Material Adverse Effect.

         3.4 Financial Statements. Seller has furnished Purchasers with copies of (a) its compiled balance sheet as of December 31, 2000 and the related compiled financial statements for the twelve-month period then ended, (b) its compiled balance sheets as of December 31, 1999 and the related compiled financial statements for the fiscal years then ended, and (c) unaudited financial statements for the Seller as at and for the six month period ended June 30, 2001. Each of the foregoing financial statements has been based upon the information contained in Seller's books and records (which are accurate and complete in all material respects) and fairly presents in all material respects the financial condition and results of operations of Seller as of the times and for the periods referred to therein, and such financial statements contain proper accruals and adequate reserves consistent with generally accepted accounting principles and have been prepared in accordance with generally accepted accounting principles, consistently applied throughout the periods indicated, except as otherwise noted therein.

         3.5 Absence of Undisclosed Liabilities. As of the Closing (as defined in Section 8.1), Seller shall have no liabilities or obligations relating to the Business whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known to Seller, whether due or to become due, arising out of or related to transactions entered into at or prior to the Closing, or out of any action or inaction by Seller or any employee, agent, licensee or contractor of any of them at or prior to the Closing, or out of any state of facts existing at or prior to the Closing, regardless of when any such liability or obligation is asserted, including, without limitation, taxes with respect to or based upon transactions or events occurring on or before the Closing or any errors in billing by Seller with respect to transactions or events occurring on or before the Closing, except (a) liabilities and obligations with respect to post Closing Date actions taken by Purchasers or related to business of the Purchasers under agreements, contracts, leases or commitments described on the Leases Schedule (as defined in Section 3.7(b) hereof) and the Contracts Schedule and the Customer Contracts Schedule (as such terms are defined in Section 3.9 hereof) or under agreements, leases, contracts and commitments which are not required pursuant to this Agreement to be disclosed thereon (but not liabilities for breaches thereof), (b) liabilities and obligations reflected on Seller's Latest Balance Sheet, and (c) liabilities and obligations which have arisen after the date of Seller's Latest Balance Sheet in the ordinary course of business (none of which is a liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit).

         3.6 No Material Adverse Changes/Absence of Certain Developments. Since the date of the Latest Balance Sheet, there has been no change in the financial condition, operating results, assets, operations, employee relations or customer relations of Seller which has had a Seller Material Adverse Effect. Except as set forth in the "Developments Schedule" attached hereto as Schedule 3.6, since the date of the Latest Balance Sheet, Seller has not:

                  (a) borrowed or agreed to borrow any amount or incurred or become subject to any material liabilities, except current liabilities incurred in the ordinary course of business and liabilities under contracts entered into in the ordinary course of business;

                  (b) discharged or satisfied, or agreed to discharge or satisfy, any material lien or encumbrance or paid any material liability, other than current liabilities paid in the ordinary course of business;

                  (c) mortgaged, pledged or subjected to any lien, charge or any other encumbrance, any portion of the Purchased Assets, except liens for current property taxes not yet due and payable;

                  (d) sold, assigned or transferred, or agreed to do so, any of the Purchased Assets, except in the ordinary course of business or canceled without fair consideration any material debts or claims owing to or held by it;

                  (e) sold, assigned, transferred, abandoned or permitted to lapse any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets, or disclosed any material proprietary confidential information to any person;

                  (f) made or granted, or agreed to make or grant, any bonus or any wage or salary increase to any employee or group of employees or made or granted any increase in any employee benefit plan or arrangement (except in accordance with past custom and practice), or implement any employee retention plan, or amended or terminated, or agreed to terminate or amend, any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement;

                  (g) made, or agreed to make, any capital expenditures or commitments therefore that aggregate in excess of $10,000;

                  (h) made, or agreed to make, any loans or advances to, or guarantees for the benefit of, any persons;

                  (i) suffered any extraordinary losses or waived any rights of material value, whether or not in the ordinary course of business or consistent with past practice;

                  (j) entered into, or agreed to enter into, any other material transaction other than in the ordinary course of business;

                  (k) failed to make any scheduled payment with respect to any debt agreements or instruments;

                  (l) made or agreed to make, any charitable contributions or pledges;

                  (m) made any purchase commitment of services or goods in excess of the normal, ordinary and usual requirements of its business or at any price in excess of the then current market price or upon terms and conditions more onerous than those usual and customary in the industry, or made any change in its selling, pricing, advertising or personnel practice inconsistent with its prior practice and prudent business practices prevailing in the industry; or

                  (n) suffered any material damage, destruction or casualty loss to the Purchased Assets, whether or not covered by insurance.

         3.7 Title and Condition of Properties.

                  (a) The Seller owns no real estate.

                  (b) To Seller's knowledge, the lease occupancy agreement described on the "Leases Schedule" attached hereto as Schedule 3.7 (the "Lease") is in full force and effect, and Rich holds a valid and existing leasehold interest under such agreement for the term and under the conditions set forth in such lease. The Lease described on the Leases Schedule constitutes the only lease under which Seller or Rich holds a leasehold interest in real estate related to the Business. Seller has delivered to Purchasers complete and accurate copies of the Lease described on the Leases Schedule, and such Lease has not been modified in any respect, except to the extent that such modifications are disclosed by the copies delivered to Purchasers. To Seller's knowledge, Seller is not in default under such Lease, and to Seller's knowledge, no third party to the Lease is in default thereunder.

                  (c) The real estate demised by the Lease described on the Leases Schedule constitutes all of the real estate owned, used or occupied by Seller.

                  (d) Seller owns good and marketable title, free and clear of all liens, charges, security interests, encumbrances, encroachments and claims of others, to all of the Purchased Assets, except for leased equipment, for liens of current real property taxes, personal property taxes or ad valorem taxes not yet due and payable (which shall be pro-rated) and liens disclosed on the Latest Balance Sheet ("Permitted Encumbrances"). At the Closing, Seller shall sell, assign, transfer and convey to Purchasers by customary Bill of Sale good and marketable title to all of the personal property included within the Purchased Assets, free and clear of all liens, security interests, charges, encumbrances and claims of others, other than Permitted Encumbrances.

                  (e) Seller's leased premises, equipment and other tangible assets are in good condition and repair in all material respects, normal wear and tear excepted, have been maintained in accordance with normal industry standards and are usable in the ordinary course of business. Seller owns or leases under valid leases all buildings, equipment and other tangible assets necessary for the conduct of the Business.

                  (f) Seller is not in violation of any applicable zoning, building, fire or other ordinance or other law, regulation or requirement relating to the operation of owned or leased properties, including, without limitation, applicable environmental protection and occupational health and safety laws and regulations, except for such violations which would not have a Seller Material Adverse Effect. Within the three years prior to the date of this Agreement, Seller has received no notice of any such violation or any condemnation proceeding with respect to any properties owned, used or leased by Seller.

                  (g) The Purchased Assets, together with the services and arrangements described on the Contracts Schedule, comprise all assets and services required for the continued conduct of the Business by the Purchasers as now being conducted. Except for the Excluded Assets, there are no assets or properties used in the operation of the Business and owned by any Person other than the Seller that will not be leased or licensed to the Purchasers under valid, current leases or license arrangements. The Purchased Assets are in all material respects adequate for the purposes for which such assets are currently used or are held for use, and are in reasonably good repair and operating condition (subject to normal wear and tear) and there are no facts or conditions affecting the Purchased Assets which could, individually or in the aggregate, interfere in any material respect with the use, occupancy or operation thereof as currently used, occupied or operated, or their adequacy for such use.

         3.8 Tax Matters.

                  (a) Seller has duly filed all federal, foreign, state and local tax information and tax returns of any and every nature and description (the "Returns") required to be filed by it (all such returns being accurate and complete in all material respects) and has duly paid or made provision for the payment of all taxes and other governmental charges (including without limitation any interest, penalty or additions to tax thereto) which have been incurred or are shown to be due on said Returns or are claimed in writing to be due from Seller or imposed on Seller or its properties, assets, income, franchises, leases, licenses, sales or use, by any federal, state, local or foreign taxing authorities (collectively, the "Taxes") on or prior to the date hereof, other than Taxes which are being contested in good faith and by appropriate proceedings and as to which Seller has set aside on its books adequate reserves or which may be attributable to the transactions contemplated hereby. The amounts recorded as reserves for Taxes on a gross or net basis on the Latest Balance Sheet are sufficient in the aggregate for payment by Seller of all unpaid Taxes (including any interest or penalties thereon) for the period ended as of the date of the Latest Balance Sheet or for any year or period prior thereto. Neither the IRS nor any state, local or foreign taxing authority has ever audited any income tax return of the Seller, whether singly or as a member of an affiliated group.

                  Except as set forth on the "Tax Matters Schedule" attached hereto as Schedule 3.8, neither the IRS nor any foreign, state, local or other taxing authority is in the process of examining any federal, foreign, state, local or other tax return of Seller. There are no disputes pending, or claims asserted, for Taxes upon Seller. Seller has not been required to give any currently effective waivers extending the statutory period of limitation applicable to any foreign, federal, state or local return or for any period or agreed to an extension of time with respect to a Tax assessment or deficiency. Seller has in effect no power of attorney or authorization to anyone to represent it with respect to any Taxes other than the Tax Matters Partner under the Seller's Operating Agreement. No claim has ever been made by an authority in a jurisdiction where the Seller does not file Returns that Seller is or may be subject to taxation by that jurisdiction. Seller has no liability for Taxes as a transferee of, or successor to, any other person. Seller has provided to Purchasers or their representatives complete and correct copies of their respective federal, state and local income tax returns filed on or prior to the date hereof and all examination reports, if any, relating to the audit of such returns by the IRS or other tax authority for each taxable year beginning on or after January 1, 1998. Except as disclosed in
Schedule 3.8, there exists no proposed assessment against Seller or the Shareholders or notice, whether formal or informal, of any deficiency or claim for additional Tax (including, without limitation, interest, additions to tax or penalties).

                  (b) All monies required to be withheld from employees, independent contractors, shareholders, or creditors of Seller for Taxes, including, but not limited to, income taxes, back-up withholding taxes, social security and unemployment insurance taxes or collected from customers or others as Taxes, including, but not limited to, sales, use or other taxes, have been withheld or collected and paid, when due, to the appropriate governmental authority, or if such payment is not yet due, an adequate reserve has been established for such Taxes.

         3.9 Contracts and Commitments.

                  (a) Except as set forth in Section 3.15 or in the "Contracts Schedule" attached hereto as Schedule 3.9(a) or in the "Customer Contracts Schedule" attached hereto as Schedule 3.9(d), Seller is not a party to any of the following contracts related to, or binding upon, the Business:

                           (i) bonus, pension, profit sharing, retirement or deferred compensation plan or stock purchase, stock option, hospitalization insurance or similar plan or practice, whether formal or informal, or severance agreements or arrangements or contracts requiring Seller to pay post-retirement medical benefits;

                           (ii) contract for the employment of any officer, individual employee or other person on a full-time, part-time or consulting basis;

                           (iii) mortgage, pledge or otherwise place a lien on any of the Purchased Assets;

                           (iv) guarantee of any obligation for borrowed money or otherwise, other than endorsements made for collection in the ordinary course of business;

                           (v) agreement or commitment with respect to the lending or investing of funds to or in other persons or entities;

                           (vi) license or royalty agreement related to the Business;

                           (vii) lease or agreement related to the Business under which it is lessee of or holds or operates any personal property owned by any other party;

                           (viii) lease or agreement related to the Business under which it is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it;

                           (ix) contract or group of related contracts related to the Business with the same party for the purchase or sale of products or services other than the Customer Contracts (as defined in Section 3.9(d) hereof);

                           (x) other contract related to the Business with any party continuing over a period of more than six months from the date or dates thereof, not terminable by it on thirty (30) days' or less notice without penalties;

                           (xi) contract which prohibits it from freely engaging in business anywhere in the world and to which the Business or the Purchased Assets are subject;

                           (xii) contract relating to the distribution of its products as it relates to the Business; or

                           (xiii) other agreements related to the Business whether or not entered into in the ordinary course of business.

                  (b) Except as specifically disclosed in the Contracts Schedule or the Customer Contracts Schedule, (i) no contract or commitment related to the Business has been breached in any material respect or canceled by the other party, (ii) since December 31, 2000, no material supplier of the Business has notified Seller that it shall stop or decrease in any material respect the rate of business done with Seller, (iii) Seller has in all respects performed all the obligations required to be performed by it to the date of this Agreement and is not in receipt of any claim of default under any material lease, contract, commitment or other agreement related to the Business to which it is a party;
(iv) no event has occurred which with the passage of time or the giving of notice or both would result in a breach or default under any lease, contract, instrument or other agreement related to the Business to which Seller is a party and which is related to the Business; and (v) Seller is not a party to any contract which is materially adverse to the Business's operations, financial condition or operating results.

                  (c) Purchasers have been supplied with a true and correct copy of all written contracts which are referred to on the Contract Schedule and Customer Contracts Schedule, together with all amendments, waivers or other changes thereto.

                  (d) Seller has no knowledge of any (i) pending or threatened termination, cancellation, limitation, modification or change outside the ordinary course in any of Seller's business relationship with any customer or group of customers related to the Business or (ii) changes or pending changes in any law, rule, regulation, technology, or business relationship or other circumstance that could result in the loss of any customers related to the Business after the date hereof in each case that would have a Seller Material Adverse Effect. Except as indicated on the Customer Contract Schedule, (A) each contract, agreement or lease with customers of Seller relating to the Business ("Customer Contracts") is valid, enforceable and in full force and effect in accordance with the terms thereof,
(B) there is no existing default or event or condition which, with notice or lapse of time or both, would constitute an event of default under any Customer Contract, (C) no Customer Contract has been amended, modified, supplemented or otherwise altered orally, in writing or by course of conduct, (D) no Customer Contract requires the consent of the Customer or any other party to affect a valid assignment thereof to Purchasers without causing a default or giving rise to a right of termination thereunder and (E) each Customer Contract complies in all material respects with all applicable laws, rules and regulations.

         3.10 Proprietary Rights. Set forth on the "Proprietary Rights Schedule" attached hereto as Schedule 3.10 is a list of all patents, patent applications, trademarks, service marks, trade names, corporate names and copyrights owned by Seller which are related to the Business or used by Seller in the conduct of the Business. Seller owns and possesses all right, title and interest in and to the proprietary rights necessary to conduct the Business. Seller has taken all necessary action to protect the proprietary rights necessary to conduct the Business. Seller has not received any notices of infringement, misappropriation, invalidity or conflict from any third party with respect to such proprietary rights. To Seller's knowledge, Seller has not infringed, misappropriated or otherwise conflicted with any proprietary rights of any third parties and, to Seller's knowledge, Seller's proprietary rights have not been infringed by any third parties.

         3.11 Litigation; Proceedings. Except as disclosed on the "Litigation Schedule" attached hereto as Schedule 3.11, there are no actions, suits, proceedings, orders or investigations pending or, to Seller's knowledge, threatened against (except for such claims which do not have a Seller Material Adverse Effect) or affecting Seller or the Business or the Shareholders at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and there is no basis known to Seller for any of the foregoing. No officer, director, employee or agent of Seller has been or is authorized to make or receive, and Seller knows of no such person making or receiving, any bribe, kickback or other illegal payment at any time. Within the three (3) years preceding the date hereof, Seller has not received any opinion or legal advice in writing to the effect that Seller is exposed from a legal standpoint to any liability or disadvantage which may be material to the Business as previously or presently conducted. Notwithstanding anything else herein to the contrary, Seller has not received any opinion or legal advice from any legal counsel that any of its activities or conduct constitutes a basis for, or will expose the Seller to, liability, including liability for misrepresentations or false statements, concerning the cost, performance, tax treatment or results to be expected with respect to any of the plans or policies placed by Seller.

         3.12 Brokerage. There are no claims for brokerage commissions, finders fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller.

         3.13 Governmental Consent, etc.

                  (a) No permit, consent, approval or authorization of, or declaration to or filing with, any governmental or regulatory authority is required in connection with the execution, delivery or performance of this Agreement by Seller, or the consummation by Seller of any of the transactions contemplated hereby and thereby, except as disclosed on the "Consents Schedule" attached hereto as Schedule 3.13.

                  (b) The Consents Schedule attached hereto as Schedule 3.13 sets forth all governmental approvals or thirty-party consents necessary for, or otherwise material to, the conduct of the Business, including but not limited to, all consents and assignments required to transfer all fees and bonuses paid by customers. Unless waived by the Purchasers, all such governmental approvals and consents have been duly obtained and are in full force and effect, and Seller is in compliance with each of such governmental approvals and consents held by it with respect to the Purchased Assets and the Business.

         3.14 Employees. Except as set forth on Schedule 3.14, to Seller's knowledge, no key employee, nor group of Seller's employees related to the Business, has any plans to terminate employment with Seller. Seller has complied in all material respects with all applicable laws relating to the employment of labor and independent contractors related to the Business, including provisions thereof relating to wages, hours, equal opportunity, immigration, collective bargaining, disabilities, family leave and the payment of social security and other taxes. Except as disclosed on the "Employees Schedule" attached hereto as
Schedule 3.14, neither the Seller nor any Shareholder has any reason to believe that the services of any of the present employees of Seller related to the Business will not be available for continued conduct of the Business after the Closing on substantially the same terms as now conducted.

         3.15 Employee Benefit Plans.

                  (a) The "Employee Benefits Schedule" attached hereto as
Schedule 3.15, contains a list of each and every employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which Seller and/or any corporation, partnership or other trade or business which is or would be a member of a controlled group of corporations, group of trades or business under common control, or an affiliated service group including Seller, under the provisions of Code Section 414(b),
(c), (m) or (o) (each an "ERISA Affiliate") maintains, to which Seller or any ERISA Affiliate contributes, or is obligated to contribute, or under which any employee or former employee, officer or former officer, director, or former director, shareholders or former shareholder of Seller or any ERISA Affiliate (collectively, "Participants"), or any beneficiary of any Participant, is covered or has benefit rights and pursuant to which any liability of Seller or any ERISA Affiliate exists, and each other arrangement, program or plan pursuant to which any benefit is or shall be provided by Seller or any ERISA Affiliate to any Participant or any Participant's beneficiary, whether formal or informal, including, without limitation, those providing any form of medical, health or dental insurance, life, disability and accidental death and dismemberment insurance, severance pay or benefits continuation, nonqualified deferred compensation, relocation assistance, vacation pay, tuition aid or matching gifts for charitable contributions to educational or cultural institutions (collectively, the "Benefit Plans"). A true and correct copy of each of the Benefit Plans, including all amendments thereto, has been delivered to Purchasers. Except as set forth on the "Employee Benefits Schedule", neither the Seller nor any ERISA Affiliate maintains or has entered into any Benefit Plan or other document, plan or agreement which contains any change in control provisions which would cause an increase or acceleration of benefits or benefit entitlements to Participants or their beneficiaries, or other provisions, which would cause an increase in liability of Seller or to Purchasers as a result of the transactions contemplated by this Agreement. Each of such plans that is an employee pension benefit plan within the meaning of Section 3(2) of ERISA that is intended to be a qualified plan under Section 401(a) of the Code has been amended to comply in all material respects with current law as required and each such plan has obtained a favorable determination letter with respect to such amendment.

                  (b) Except as set forth in the "Employee Benefits Schedule", all accrued contributions and other payments to be made by Seller or any ERISA Affiliate to any Benefit Plan through the date of the Latest Balance Sheet have been made or reserves adequate for such purposes as of the date of the Latest Balance Sheet have been set aside therefore and reflected on the Latest Balance Sheet. Neither Seller nor any ERISA Affiliate is in default in any material respect in performing any of its contractual obligations under any of the Benefit Plans or any related trust agreement or insurance contract.

                  (c) There is no pending litigation or, to the knowledge of Seller, overtly threatened litigation or pending claim (other than benefit claims made in the ordinary course) by or on behalf of or against any of the Benefit Plans (or with respect to the administration of any of the Benefit Plans) now or heretofore maintained by Seller or any ERISA Affiliate which allege violations of applicable state or federal law.

                  (d) Each Benefit Plan is and has been in compliance in all material respects with, and each such Plan is and has been operated in accordance in all material respects with the applicable laws, rules and regulations governing such Plan, including, without limitation, the rules and regulations promulgated by the Department of Labor, the Pension Benefit Guaranty Corporation ("PBGC") and the IRS under ERISA, the Code or any other applicable law.

                  (e) None of the Benefit Plans is or ever has been subject to Title IV of ERISA, and neither Seller nor any ERISA Affiliate is or has been required to contribute to an employee benefit plan that is a "multi-employer plan" within the meaning of Section 3(37) of ERISA nor has been so required during the five-year period ending on the Closing Date.

                  (f) All reporting and disclosure requirements of ERISA and the Code applicable to the Benefit Plans have been satisfied in all material respects.

                  (g) Neither Seller nor any ERISA Affiliate has any liability on account of any accumulated funding deficiency (as defined in Section 412 of the Code) or on account of any failure to make contributions to or pay benefits under any Benefit Plan, nor is Seller aware of any claim pending or threatened to be brought by any party regarding such matters. No prohibited transaction has occurred with respect to any Benefit Plan that would result, directly or indirectly, in the imposition of any excise tax under Section 4975 of the Code.

                  (h) None of the Benefit Plans provides for (or has ever provided for) medical or health care or benefits for any former employee of Seller or any ERISA Affiliate, except to the extent required by Section 4980B of the Code or Part 6 of Title I of ERISA.

                  (i) Seller and all of its ERISA Affiliates have complied in all material respects with the requirements of Part 6 of Title I of ERISA and Code Section 4980B.

                  (j) Neither Seller nor any ERISA Affiliate is in possession of any written notice which would indicate that any insurance company which has issued an insurance policy or policies under any of the Benefit Plans is in danger of becoming insolvent, within the meaning of applicable state law.

                  (k) The transactions contemplated by this Agreement will not entitle any Participant or any Participant's beneficiary in any Benefit Plan to any severance benefit under the terms of any Benefit Plan or any personnel or employment policy of Seller or any ERISA Affiliate.

         3.16 Insurance. The "Insurance Schedule" attached hereto as Schedule
3.16 lists and briefly describes each insurance policy maintained by Seller with respect to the Purchased Assets and lists and briefly describes any life insurance on any employee, including the purpose of the insurance and the beneficiary. The Seller has delivered to the Purchasers complete and correct copies of all such policies together with all riders and amendments thereto. All of such insurance policies are in full force and effect, and Seller is not in default in any material respect with respect to its obligations under any of such insurance policies. Such insurance coverage is customary for well insured entities engaged in similar lines of business. During the three-year period ending on the date hereof, Seller has not ever been refused any insurance coverage for which it has applied or had any insurance policy canceled. The Seller shall provide tail coverage on its errors and omissions insurance policies listing Seller, Purchasers and the Shareholders as beneficiaries for a period of three (3) years from the date hereof to cover any claims following the Closing Date.

         3.17 Affiliated Transactions. Except as set forth on the "Affiliated Transaction Schedule" attached hereto as Schedule 3.17, no officer, director, shareholder or affiliate of Seller or any person related by blood or marriage to any such person or any entity in which any such person owns any beneficial interest is a party to any agreement, contract, commitment or transaction related to the Business or has any interest in any Purchased Assets.

         3.18 Compliance with Laws; Permits; Certain Operations.

                  (a) Seller and its officers, directors, agents and employees have complied in all material respects with all applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof which affect the Business or the Purchased Assets, and no claims have been filed against Seller alleging a violation of any such law or regulation, except as set forth on the "Compliance Schedule" attached hereto as Schedule 3.18(a). In particular, but without limiting the generality of the foregoing, Seller has not violated, or received a notice or charge asserting any violation and neither the Seller nor the Shareholders have knowledge of any violation, of the Immigration Reform and Control Act of 1986, the Occupational Safety and Health Act of 1970, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Toxic Substances Control Act of 1976, the Americans With Disabilities Act, or any other state or federal act (including rules and regulations thereunder) regulating or otherwise affecting the employment of aliens, employee health and safety, the environment, zoning, building, fire or other ordinances or any other aspect of the Business which would have a Seller Material Adverse Effect.

                  (b) Seller holds all of the permits, licenses, certificates and other authorizations of foreign, federal, state and local governmental agencies required for the conduct of the Business all of which are set forth in the "Permits Schedule" attached hereto as Schedule 3.18(b). Seller has not received any notice (and Seller has no reason to believe) that revocation is being considered with respect to any of such licenses, permits, certificates or authorizations, or that Seller is in violation of any such license, permit, certificate or authorization.

                  (c) Seller and Shareholders represent that Seller has complied in all material respects with all laws and regulations with respect to life insurance policy illustrations and disclosures provided to customers by the Seller and its agents. Seller and Shareholders represent that Seller includes and has included all required disclosures and disclaimers with respect to illustrations in sales materials. As part of the sales process, Seller and its agents have represented to customers that the illustrations are based on assumptions, that any change in assumptions will affect future results, that actual results are determined by actual mortality and expense charges, that investment performance of the investment portfolios selected by the participant are not guaranteed, that a change in the investment return is inherent in the applicable policy and that the customer has the right to select the investment portfolio and change it in the future.

         3.19 Software.

                  (a) Except as set forth on the "Software Schedule" attached hereto as Schedule 3.19, Seller has the right to use all Software (as hereinafter defined) for use in connection with the Business, pursuant to valid leases or licenses therefore, and, except as otherwise disclosed in Schedule 3.19, to the knowledge of Seller, all such leases and licenses are in full force and effect and there is no default, nor any event which with notice or the lapse of time or both, will become such a default under any such lease or license by Seller or any other parties thereto which will have a Seller Material Adverse Effect.

                  (b) "Software" means any computer program, operating system, applications system, data base, firmware or software of any nature whatsoever, owned, used, licensed or sublicensed by Seller in the Business, currently used in operations including all object code, source code, proprietary applications of off-the-shelf software, modules, technical manuals, issuer manuals, program flow charts, file layouts, report layouts, screen layouts and other documentation therefore (including internal notes, memoranda, status evaluations, marketing information and write-ups), and all improvements, modifications, enhancements, new releases and revisions thereof, whether in machine-readable form, programming language or any other language or symbols, and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media or any nature.

         3.20 Environmental Health and Safety. (a) Seller and its affiliates has complied with, and is currently in compliance with, in all material respects, all environmental, health and safety laws and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been threatened, filed or commenced against it alleging any failure so to comply, alleging any liability under any environmental, health and safety laws or requesting any investigation related thereto. No condition exists or event has occurred which, with or without notice or the passage of time, would constitute a violation of or give rise to a lien under any environmental, health and safety laws, except for violations or liens that would not have a Seller Material Adverse Effect.

                  (b) To Seller's knowledge, all properties and equipment used in the Business of the Seller, its predecessors and affiliates, have been free of asbestos, PCB's, mephylene chloride, trichlorethylene, 1, 2 - trans dichloroethylene, dioxins, dibenzofurans and other hazardous substances, except for such materials that would not have a Seller Material Adverse Effect.

         3.21 Product and Warranty Claims; Warranties. Except as disclosed in the "Claims Schedule" attached hereto as Schedule 3.22, Seller has no knowledge of and has not received during the past five (5) years any claim or notice with respect to any occurrences arising out of the use of, or related to, the insurance products, policies and services designed, sold, implemented, monitored or serviced by or on behalf of Seller related to the Business, which has resulted in any claim or notice that any such products or services do not conform to any agreement, representation or warranty made by Seller (or implied by law) with respect to such products or services. Seller is insured against all damages, liability and expenses for any claims based upon products designed, sold, implemented or serviced by or on behalf of Seller (including, but not limited to, costs of investigation and attorneys' fees and expenses) under policies of insurance described on the Insurance Schedule, except as to claims for breach of any agreement, representation or warranty made with respect to such products against which Seller has established good and sufficient reserves therefore on their books and records.

         3.22 Disclosure. Neither this Agreement nor any of the schedules, attachments or exhibits hereto contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading. There is no material fact which has not been disclosed in writing to Purchasers of which the Seller or any officer, director or key employee of Seller is aware and which materially adversely affects or could reasonably be anticipated to affect materially adversely the Business or the Purchased Assets.

         3.23 Customers. The Seller has delivered to Purchasers an accurate list (which is set forth on Schedule 1.1(k) of all customers of Seller, including any customers with respect to which any transactions are pending as of the date hereof.

                                    ARTICLE 4

                  REPRESENTATIONS AND WARRANTIES OF PURCHASERS

         Purchasers hereby, jointly and severally, represent and warrant to Seller as of the date hereof and as of the Closing Date that:

         4.1 Corporate Organization and Power. Each Purchaser is a corporation duly organized and validly existing under the laws of the State of Delaware with full corporate power and authority to enter into this Agreement and the other agreements contemplated hereby and perform its respective obligations hereunder and thereunder.

         4.2 Authorization. The execution, delivery and performance by each Purchaser of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action, and no other corporate act or proceedings on the part of either Purchaser are necessary to authorize the execution, delivery or performance of this Agreement or the other agreements contemplated hereby or the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by each Purchaser and constitutes, and upon execution and delivery by each Purchaser the other agreements contemplated hereby shall each constitute, a valid and binding obligation of each Purchaser enforceable against each Purchaser in accordance with their respective terms.

         4.3 No Violation. The execution, delivery and performance of this Agreement and the other agreements contemplated hereby by Purchasers and the consummation of the transactions contemplated hereby and thereby do not (a) conflict with or result in any breach of any of the provisions of, (b) constitute a default under, result in a violation of, or cause the acceleration of any obligation under, or (c) require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body under (i) the provisions of either Purchaser's articles of incorporation or by-laws, or (ii) any indenture, mortgage, lease, loan agreement or other agreement or instrument to which either Purchaser is bound or affected or (iii) except for any such matters which would not be a Purchaser Material Adverse Effect, any law, statute, rule, regulation, judgment, order or decree to which either Purchaser is subject. Neither Purchaser is subject to or obligated under its respective articles of incorporation, any applicable law, rule or regulation of any governmental authority, or any agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree which would have a Purchaser Material Adverse Effect (as defined below). "Purchaser Material Adverse Effect" shall mean any change in or effect on Purchasers that, individually or in the aggregate is, or is reasonably likely to be, materially adverse to the Purchasers, provided, however, that Purchaser Material Adverse Effect shall not be deemed to include the impact of (a) changes in generally accepted accounting principles, (b) acts or omissions of Purchasers taken with the prior written consent of Seller, (c) changes in general economic conditions in the United States, and (d) any changes or effects as a result of the announcement of the transactions contemplated by this Agreement.

         4.4 Litigation. There are no actions, suits, proceedings, orders or investigations pending or, to the best of each Purchaser's knowledge, threatened against or affecting such Purchaser, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would materially adversely affect such Purchaser's performance under this Agreement or the consummation of the transactions contemplated hereby except in connection with
(i) a complaint filed in the United States District Court for the District of Maryland in the matter of Constellation Energy Group, Inc., et al. v. Clark/Bardes, Inc., Case No. MJG 00 CV 2255, (ii) a complaint filed in the Superior Court of State of Arizona for the County of Maricopa in the matter of Madge A. Kunkel v. Banner Health System, Health Care Compensation Strategies and Pacific Life and Annuity Company, Case No. CV2001-001271, and (iii) a complaint filed in the District Court in LaSalle County, Texas in the matter of Frieda Shuster, Kathy Smith, as the Executrix of the Estate of David Shuster, April and Bradley Shuster v. Hydra Mirza, The Mesquite Flight Center, Inc., Ron Thompson, Clark Bardes Holdings, Inc., et al., Case No. 00-11-00088-CV.

None of the litigation matters described in this Section 4.4, if adversely determined, would have a Purchaser Material Adverse Effect.

         4.5 Brokerage. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Purchasers.

         4.6 Governmental Consent, etc.

                  (a) No permit, consent, approval or authorization of, or declaration to or filing with, any governmental or regulatory authority is required in connection with the execution, delivery or performance of this Agreement by Purchasers, or the consummation by Purchasers of any of the transactions contemplated hereby and thereby.

                  (b) The Purchasers Consents Schedule attached hereto as
Schedule 4.6 sets forth all governmental approvals or third-party consents necessary for, or otherwise material to, completing the transaction contemplated hereunder. Unless waived by the Seller, all such governmental approvals and consents have been duly obtained and are in full force and effect, and Purchasers are in compliance with each of such governmental approvals and consents held by them.

         4.7 Issuance of CBI Stock. The CBI Stock will, when issued, be duly authorized, validly issued, fully paid and nonassessable.

         4.8 Reports and Financial Statements. CBI has previously furnished to Seller true and correct copies of its (i) Form 10-K for each of the periods ended December 31, 1999, (ii) all other reports filed by it with the Securities and Exchange Commission (the "Commission") under the Securities Exchange Act of 1934, as amended (the "Exchange Act") since January 1, 2000 (collectively, the "Reports"). As of their respective dates, the Reports complied in all material respects with the then applicable published rules and regulations of the Commission with respect thereto at the date of their issuance and did not or will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, no additional filings or amendments to previously filed Reports are required pursuant to such rules and regulations. Each of the audited consolidated financial statements and unaudited interim financial statements included in CBI's Reports has been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly presents the financial position of the entity or entities to which it relates as at its date or the results of operations, stockholders' equity or cash flows of such entity or entities (subject, in the case of unaudited statements, to the absence of footnote disclosure and in the case of unaudited interim statements to year-end adjustments, which will not be material either individually or in the aggregate). As of June 30, 2001 there were no material liabilities, material claims or material obligations of any nature, whether accrued, absolute, contingent, anticipated or otherwise, whether due or to become due, that are not shown or provided for in the unaudited financial statements of CBI as of such date.

         4.9 Absence of Certain Changes or Events. Since December 31, 2000, there has not been any events which have caused a Purchaser Material Adverse Effect.

         4.10 Disclosure. Neither this Agreement nor any of the exhibits hereto contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading. There is no material fact which has not been disclosed in writing to Seller of which Purchasers or any officer, director or key employee of Purchasers is aware which will have a Purchaser Material Adverse Effect.

         4.11 Private Placement. The offer, sale and issuance of the Closing Stock Consideration as contemplated by this Agreement is exempt from the registration and prospectus delivery requirements of the Securities Act, and neither Purchasers nor any authorized agent acting on their behalf will take any action from and after the date hereof which would reasonably be expected to cause the loss of such exemption.

         4.12 Availability of Funds. Purchasers will have available to it, at the Closing Date, sources of capital and financing or cash on hand sufficient to pay the Purchase Price and to pay any other amounts payable pursuant to this Agreement and to effect the transactions contemplated hereby.

                                    ARTICLE 5

                         SELLERS' OBLIGATIONS AT CLOSING

         5.1 Sellers' Obligations at Closing. The Sellers shall satisfy the following conditions on or before the Closing Date:

                  (a) Seller shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement prior to the Closing;

                  (b) there shall have been no change in the operations, financial condition, operating results or assets of the Business or Seller which has had a Seller Material Adverse Effect, and there shall have been no material casualty loss or damage to the Purchased Assets, taken as a whole, whether or not covered by insurance;

                  (c) all material consents by third parties that are required for the transfer of the Purchased Assets and the Business to Purchasers as contemplated hereby, that are required for the consummation of the transactions contemplated hereby or that are required to prevent a breach of, or a default under or a termination or modification of any instrument, contract, license, lease or other agreement to which Seller is a party or to which any of the Purchased Assets are subject, and releases of all liens, charges, security interests, encumbrances and claims of others on or with respect to the Purchased Assets shall have been obtained on terms and conditions satisfactory to Purchasers in their sole discretion;

                  (d) no action or proceeding before any court or government body shall be pending or threatened which results in a judgment, decree or order which would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement, cause such transactions to be rescinded or affect the value or use of the Purchased Assets or Business;

                  (e) Purchasers shall have received from Seller's counsel, Bingham, Dana, an opinion with respect to the matters set forth in Exhibit C attached hereto, addressed to Purchasers and dated the Closing Date, in form and substance satisfactory to Purchasers;

                  (f) not less than five (5) business days prior to the Closing Date, Purchasers shall obtain UCC search reports ("UCC Searches") of Seller disclosing no liens or encumbrances against the Purchased Assets, other than the Permitted Encumbrances. If the UCC Searches disclose any title encumbrances, defects, liens, encumbrances or matters other than Permitted Encumbrances, Seller shall have caused the same to be removed, including but not limited to, the liens of Citizens Bank of Massachusetts;

                  (g) proceedings to be taken by Seller in connection with the consummation of the Closing and the other transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby requested by Purchasers shall be reasonably satisfactory in form and substance to Purchasers and their counsel;

                  (h) Consulting shall have received consents from New York Life Insurance Company and the landlord of the property located at 800 South Street, Suite 420, Waltham, MA (the "Landlord") (the "Lease Consent");

                  (i) Shareholders shall each have executed an Investment Letter in the form set forth in Exhibit D hereto (the "Investment Letters").

                  (j) each of Rich and Wyrtzen will enter into EBS Agreements with Consulting which are mutually acceptable to the parties;

                  (k) Consulting and Lyons shall have entered into that certain Non-Employee EBC Agreement which shall be mutually acceptable to the parties (the "Lyons EBC Agreement");

                  (l) Consulting and Swales shall have entered into that certain Continuation Agreement materially agreeable to the parties (the "Swales Agreement");

                  (m) Consulting and James F. McCarthy ("McCarthy") shall enter into that certain EBS Agreement, in a form mutually acceptable to the parties (the "McCarthy EBS Agreement"); and

                  (n) Consulting and Rich shall enter into that certain Managing Director Agreement, in a form mutually acceptable to the parties (the "Rich Director Agreement").

                                    ARTICLE 6

                       PURCHASERS' OBLIGATIONS AT CLOSING

         6.1 Purchasers' Obligations at Closing. The Purchasers shall satisfy the following conditions on or before the Closing Date:

                  (a) Purchasers shall have performed in all material respects all the covenants and agreements required to be performed by them under this Agreement prior to the Closing;

                  (b) Seller shall have received from Purchasers' counsel, Vedder, Price, Kaufman & Kammholz, an opinion with respect to the matters set forth in Exhibit E attached hereto, addressed to Seller and dated the Closing Date, in form and substance reasonably satisfactory to Seller;

                  (c) there shall have been no change in the operations, financial condition, operating results or assets of the Purchasers which has had a Purchaser Material Adverse Effect;

                  (d) no action or proceeding before any court or government body shall be pending or threatened which shall result in a judgment, decree or order which would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;

                  (e) Shareholders shall have executed the Investment Letters;

                  (f) Consulting and Swales shall have executed the Swales Agreement;

                  (g) Consulting and James F. McCarthy shall have executed the McCarthy EBS Agreement;

                  (h) the Lease Consent shall have been delivered to Purchasers and those certain consents to commission assignments from New York Life Insurance Company shall have been delivered to Purchasers;

                  (i) the Lyons EBC Agreement, the Rich EBS Agreement and Wyrtzen EBS Agreement shall have been delivered to Purchasers;

                  (j) the Rich Director Agreement shall have been entered into by the parties thereto; and

                  (k) all proceedings to be taken by Purchasers in connection with the consummation of the Closing and the other transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby reasonably requested by Seller shall be reasonably satisfactory in form and substance to Seller and its counsel.

                                    ARTICLE 7

                              CLOSING TRANSACTIONS

         7.1 The Closing. Subject to the conditions contained in this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Vedder, Price, Kaufman & Kammholz at 10:00 a.m. local time on August 31, 2001, or at such other place or on such other date as may be mutually agreeable to the parties. The date and time of the Closing are referred to herein as the "Closing Date."

         7.2 Action to Be Taken at the Closing. The sale, conveyance, assignment and delivery of the Purchased Assets and the payment of the Purchase Price pursuant to the terms of this Agreement shall take place at the Closing, and, simultaneously, the other transactions contemplated by this Agreement shall take place by the delivery of all of the closing documents set forth in Section 7.3.

         7.3 Closing Documents.

                  (a) Seller and the Shareholders shall deliver to Purchasers at the Closing the following documents, duly executed by Seller where necessary to make them effective:

                           (i) copies of all necessary third-party and governmental consents, approvals, releases and filings required in order to effect the transactions contemplated by this Agreement;

                           (ii) such stamped recordable warranty deeds, instruments of sale, transfer, assignment, conveyance and delivery (including all vehicle titles), as are required in order to transfer to Purchasers good and marketable title to the Purchased Assets, free and clear of all liens, charges, security interests and other encumbrances, except for Permitted Encumbrances;

                           (iii) certified copies of the resolutions duly adopted by the Board of Managers and members of Seller authorizing the execution, delivery and performance of this Agreement and each of the other agreements contemplated hereby, and the consummation of all other transactions contemplated by this Agreement;

                           (iv) copies of good standing certificates in all jurisdictions where the Seller is qualified to do business in which ownership of the Purchased Assets or the conduct of the Business requires Seller to be so qualified;

                           (v) a certificate of the Secretary of Seller, certifying as to the correctness and completeness of the Articles of Organization and Operating Agreement of Seller, as appropriate, and all amendments thereto;

                           (vi) the Lease Consent;

                           (vii) the Rich and Wyrtzen EBS Agreements;

                           (viii) the Lyons EBC Agreement and the McCarthy EBS Agreement;

                           (ix) the Swales Agreement;

                           (x) the Rich Director Agreement; and

                           (xi) such other documents or instruments as Purchasers may request to effect the transactions contemplated hereby.

                  All of the foregoing documents in this Section 7.3(a) shall be reasonably satisfactory in form and substance to Purchasers and shall be dated the Closing Date.

                  (b) Purchasers shall deliver to Seller and the Shareholders at the Closing the following items, duly executed by Purchasers where necessary to make them effective:

                           (i) the amount of the Purchase Price payable at Closing as provided in Section 2.1;

                           (ii) the Closing Stock Consideration;

                           (iii) copies of all necessary third-party and governmental consents, approvals, releases and filings required in order for Purchasers to effect the transactions contemplated by this Agreement;

                           (iv) the Lease Consent;

                           (v) the Investment Letters;

                           (vi) the Rich and Wyrtzen EBS Agreements;

                           (vii) the Lyons EBC Agreement and McCarthy EBS Agreement;

                           (viii) the Swales Agreement; and

                           (ix) such other documents or instruments as Seller reasonably may request to effect the transactions contemplated hereby.

                  All of the foregoing documents in this Section 7.3(b) shall be reasonably satisfactory in form and substance to Seller and shall be dated as of the Closing Date.

                  (c) Purchasers, Seller and the escrow agent shall execute and deliver to one another at Closing the Escrow Agreement.

         7.4 Possession. Simultaneously with the Closing, Seller shall take such reasonable steps to put Purchasers in actual possession and operating control of the Business and the Purchased Assets.

         7.5 Nonassignable Contracts. To the extent that the assignment hereunder by Seller to Purchasers of the Contracts is not permitted or is not permitted without the consent of any other party to the Contract, this Agreement shall not be deemed to constitute an assignment of any such Contract if such consent is not given or if such assignment otherwise would constitute a breach of, or cause a loss of contractual benefits under, any such Contract, and Purchasers shall assume no obligations or liabilities thereunder. Seller shall advise Purchasers promptly in writing with respect to any Contract which it knows, should know or has reason to know that it will not receive any required consent. Without in any way limiting Seller's obligation to obtain all consents necessary for the sale, transfer, assignment and delivery of the Contracts and the Purchased Assets to Purchasers hereunder, if any such consent is not obtained or if such assignment is not permitted irrespective of consent and the Closing hereunder is consummated, Seller shall cooperate with Purchasers in any reasonable arrangement designed by Purchasers to provide Purchasers with the rights and benefits, subject to the obligations, under the Contract, including enforcement for the benefit of Purchasers of any and all rights of Seller against any other person arising out of breach or cancellation by such other person and, if requested by Purchasers, Seller shall act as an agent on behalf of Purchasers or as Purchasers shall otherwise reasonably require, in each case at Seller's cost. Seller agrees to continue its existence for at least three (3) years from the Closing Date.

                                    ARTICLE 8

                                 INDEMNIFICATION

         8.1 Indemnification by Seller and Shareholders. Seller, Lyons and Rich, jointly and severally, and Wyrtzen and Swales, severally, agree to and shall indemnify in full Purchasers and their officers, directors, employees, agents, shareholders and partners (collectively, the "Purchaser Indemnified Parties") and defend and hold them harmless against any loss, liability, deficiency, damage, expense or cost (including reasonable legal expenses), that Purchaser Indemnified Parties may suffer, sustain or become subject to, as a result of (a) any misrepresentation in any of the representations or breach of any of the warranties of Seller or the Shareholders contained in this Agreement or in any exhibits, schedules, certificates or other agreements or documents delivered or to be delivered pursuant to the terms of this Agreement or otherwise incorporated in this Agreement (collectively, the "Related Documents"), or (b) any breach of, or failure to perform, any agreement or covenant of Seller or the Shareholders contained in this Agreement or any of the Related Documents (collectively, "Purchaser Losses"). In the event any Purchaser Indemnified Party incurs any Purchaser Losses, Purchasers, in addition to all other rights and remedies available to them, shall have the right to set off the amount of such Purchaser Losses first against the amount of the Purchase Price which is held in an interest bearing escrow pursuant to the Escrow Agreement and second against the Contingent Consideration that has been earned but not paid. In the event that no Contingent Consideration has been earned or that the Contingent Consideration that has been earned is less than the amount that is due and payable to Purchasers as a result of an indemnification claim, the Purchasers may take action against Seller and Shareholders for such indemnification claim amount.

         8.2 Indemnification by Purchasers. Purchasers agree to indemnify in full Seller (the "Seller Indemnified Parties") and defend and hold them harmless against any loss, liability, deficiency, damage, expense or cost (including reasonable legal expenses), which the Seller Indemnified Parties may suffer, sustain or become subject to as a result of (i) any misrepresentation in any of the representations or breaches of any of the warranties of Purchasers contained in this Agreement or in any of the Related Documents or (ii) any breach of, or failure to perform, any agreement of Purchasers contained in this Agreement or any of the Related Documents (collectively, "Seller Losses") (Purchaser Losses and Seller Losses shall collectively be referred to as the "Losses").

         8.3 Method of Asserting Claims. As used herein, an "Indemnified Party" shall refer to a "Purchaser Indemnified Party" or "Seller Indemnified Party," as applicable, the "Notifying Party" shall refer to the party hereto whose Indemnified Parties are entitled to indemnification hereunder, and the "Indemnifying Party" shall refer to the party hereto obligated to indemnify such Notifying Party's Indemnified Parties.

                  (a) In the event that any of the Indemnified Parties is made a defendant in or party to any action or proceeding, judicial or administrative, instituted by any third party for the liability or the costs or expenses of which are Seller Losses or Purchaser Losses, as the case may be (any such third party action or proceeding being referred to as a "Claim"), the Notifying Party shall give the Indemnifying Party prompt notice thereof describing the Claim in reasonable detail. The failure to give such notice shall not affect any Indemnified Party's ability to seek reimbursement unless such failure has materially and adversely affected the Indemnifying Party's ability to defend successfully a Claim. The Indemnifying Party shall have the right to contest and defend such Claim; provided, that the Indemnifying Party (i) has a reasonable basis for concluding that such defense may be successful and (ii) diligently contests and defends such Claim. Notice of the intention so to contest and defend shall be given by the Indemnifying Party to the Notifying Party within twenty (20) business days after the Notifying Party's notice of such Claim (but, in all events, at least five (5) business days prior to the date that an answer to such Claim is due to be filed). Such contest and defense shall be conducted by reputable attorneys employed by the Indemnifying Party. The Notifying Party shall be entitled at any time, at its own cost and expense (which expense shall not constitute a Loss unless the Notifying Party reasonably determines that the Indemnifying Party is not adequately representing or, because of a conflict of interest, may not adequately represent, any interests of the Indemnified Parties), to participate in such contest and defense and to be represented by attorneys of its or their own choosing. If the Notifying Party elects to participate in such defense, the Notifying Party shall cooperate with the Indemnifying Party in the conduct of such defense. Neither the Notifying Party nor the Indemnifying Party may concede, settle or compromise any Claim without the consent of the other party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, in the event the Indemnifying Party fails or is not entitled to contest and defend a claim, the Notifying Party shall be entitled to contest, defend and settle such Claim.

                  (b) In the event any Indemnified Party should have a claim against any Indemnifying Party that does not involve a Claim, the Notifying Party shall deliver a notice of such claim with reasonable promptness to the Indemnifying Party. If the Indemnifying Party notifies the Notifying Party that it does not dispute the claim described in such notice or fails to notify the Notifying Party within thirty (30) days after delivery of such notice by the Notifying Party whether the Indemnifying Party disputes the claim described in such notice, the Loss in the amount specified in the Notifying Party's notice shall be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability with respect to such claim, a representative of each of the Indemnifying Party and the Notifying Party (or their respective designees) shall proceed in good faith to negotiate a resolution of such dispute, and if not resolved through the negotiations of such representatives or designees within sixty (60) days after the delivery of the Notifying Party's notice of such claim, such dispute (except for any such dispute which gives rise or could give rise to equitable relief under this Agreement) shall be resolved fully and finally in Chicago, Illinois by an arbitrator selected pursuant to, and an arbitration governed by, the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator shall resolve the dispute within thirty (30) days after selection and judgment upon the award rendered by such arbitrator may be entered in any court of competent jurisdiction.

         8.4 Escrow Amount and Contingent Consideration. Seller and Shareholders agree that in addition to any other rights or remedies available to Purchasers, Purchasers may draw upon the Escrow Account pursuant to the Escrow Agreement and offset against any Contingent Consideration which is due and owing Seller for amounts owed Purchasers by Seller or Shareholder, including, without limitation,
(i) any of the obligations of Seller and Shareholders or any of them under
Section 8.1 of this Agreement and (ii) any amount due from Seller or the Shareholders in connection with the final determination of the Net Asset Amount.

         8.5 Limitation of Liability. Any monetary liability of the Indemnified Parties related to a Claim pursuant to this Agreement shall be limited to a maximum amount of Six Million Dollars ($6,000,000) in the aggregate plus the amount of any Contingent Consideration owed hereunder (collectively, the "Maximum Limit"); provided, however, the Maximum Limit shall not exceed Seven Million Five Hundred Thousand Dollars ($7,500.000). Any indemnification right related to a Claim shall be subject to reaching a minimum aggregate obligation (a "Threshold") of Twenty Thousand Dollars ($20,000), whereupon the entire aggregate amount of all obligations and liabilities shall be immediately due and payable as if the Threshold had not existed; provided, however, that neither such dollar limitation nor the Threshold shall apply to any Claim for violations under Section 3.8, a Claim for violations under Section 3.15 or any Claim related to a breach of a representation or warranty where Seller had actual knowledge of such breach at Closing and intentionally and willfully failed to disclose such breach. Purchasers shall reimburse Seller for any insurance proceeds collected and/or tax benefits realized as a result of a Purchaser Loss which has been indemnified for by Seller or Shareholders related to a Claim within fifteen (15) days of receipt of the benefit by the Purchasers.

         8.6 Sole Remedy. Notwithstanding any other provision in this Agreement to the contrary, the provisions of this Agreement, as limited by this Article VIII, and the provisions of the Escrow Agreement will be the sole and exclusive remedy of (and corresponding liability of any Shareholder in such shareholder's capacity, excluding his or her capacity as employee or independent contractor) Purchasers for any damage, claim, cause of action or right of any nature arising out of this Agreement or the transactions contemplated hereby; provided, however, that nothing in this Agreement or the Escrow Agreements will be deemed to limit any right or remedy for criminal activity or fraud or willful misstatements or omissions.

         8.7 Adjustment to Purchase Price. The parties agree that to the greatest extent possible, the payment of any indemnity hereunder shall be treated as an adjustment to the Purchase Price paid by Purchasers hereunder for tax purposes.

                                    ARTICLE 9

                              ADDITIONAL AGREEMENTS

         9.1 Survival. The representations, warranties, covenants and agreements set forth in this Agreement or in any writing delivered to Purchasers or Seller or the Shareholders in connection with this Agreement shall survive the Closing Date and the consummation of the transactions contemplated hereby for a period of eighteen (18) months and shall not be affected by any examination made for or on behalf of Purchasers or Seller or the Shareholders, the knowledge of any of Purchasers' or Seller's officers, directors, members, employees or agents, or the acceptance by Purchasers or Seller of any certificate or opinion; provided, however, that the representations, warranties, covenants and agreements made with respect to Sections 3.7(d), 3.8 and 3.15 hereof shall survive until the applicable statute of limitations has expired.

         9.2 Mutual Assistance. Subsequent to the Closing, Seller on the one hand and Purchasers on the other, at their own cost, shall assist each other (including making records available) in the preparation of their respective tax returns and the filing and execution of tax elections, if required, as well as any audits or litigation that may ensue as a result of the filing thereof, to the extent that such assistance is reasonably requested.

         9.3 Press Release and Announcements. No press release related to this Agreement or the transactions contemplated hereby, or other announcements to the employees, customers or suppliers of Seller, shall be issued without the joint approval of Purchasers and Seller. No other public announcement related to this Agreement or the transactions contemplated hereby shall be made by either party, except as required by law, in which event the parties shall consult as to the form and substance of any such announcement required by law.

         9.4 Expenses. Each party shall pay all of its expenses in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated by this Agreement.

         9.5 Further Transfers. After the Closing, Seller shall, and shall cause its affiliates to, execute and deliver such further instruments of conveyance and transfer and take such additional action as Purchasers may reasonably request to effect, consummate, confirm or evidence the transfer to Purchasers of the Purchased Assets. Seller shall execute such documents as may be necessary to assist Purchasers (or their designees) in preserving or perfecting its rights in the Purchased Assets.

         9.6 Transition Assistance. From the date hereof and until five (5) years after the Closing, (i) Seller and Shareholders shall not in any manner take any action which is designed, intended or might be reasonably anticipated to have the effect of disparaging or discrediting the Purchasers with customers, suppliers, lessors, employees, sales agents and other business associates and
(ii) Purchasers shall not in any manner take any action which is designed, intended or might be reasonably anticipated to have the effect of disparaging or discrediting the Sellers or Shareholders with customers, suppliers, lessors, employees, sales agents and other business associates.

         9.7 Confidentiality. If the transactions contemplated by this Agreement are not consummated, Purchasers shall maintain the confidentiality of all information and materials received by it from Seller, and Purchasers shall return to Seller or destroy any materials (and copies thereof) obtained from Seller in connection with the transactions contemplated hereby. Whether or not the transactions contemplated hereby are consummated, Seller shall maintain the confidentiality of all information received by it from Purchasers and shall return to Purchasers or destroy any materials (and copies thereof) obtained from Purchasers in connection with the transactions contemplated hereby. If the transactions contemplated by this Agreement are consummated, Seller shall maintain the confidentiality of all proprietary and other non-public information regarding the Business and the Purchased Assets and shall turn over to Purchasers all such materials in their possession.

         9.8 Non-Compete; Non-Solicitation.

                  (a) Although it is understood among the parties that Seller and Shareholders desire to no longer engage in business operations similar to that of the Business except with Purchasers, as an additional inducement to Purchasers to enter into and to perform their obligations under this Agreement, Seller and Lyons, Rich and Wyrtzen agree that, for a period of four (4) years after the Closing Date and Swales agrees that, for a period of one (1) year after the Closing Date (the "Non-Competition Period"), no such Seller or Shareholder shall in the United States or in any foreign country in which Seller currently does business, directly or indirectly, either for itself or any other person or entity, own, manage, control, participate in, permit its name to be used by, consult with, render services for or otherwise assist in any manner any entity that owns, invests in, manages, controls or engages in the business of selling and distributing products and services similar to those of the Business other than the Purchasers.

                  (b) Seller agrees that for a period of four (4) years after the Closing, it shall not directly or indirectly offer employment to or hire any current or future employee of Seller without the prior written consent of Purchasers.

                  (c) If, at the time of enforcement of this Section 9.8, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area.

                  (d) Seller and Shareholders recognize and affirm that in the event of breach by them of any of the provisions of this Section 9.8 money damages would be inadequate and neither Purchasers nor Seller would have any adequate remedy at law. Accordingly, Seller and Purchasers agree that the other party shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the obligations under this
Section 9.8 by an action or actions for specific performance, injunction and/or other equitable relief without posting any bond or security to enforce or prevent any violations, whether anticipatory, continuing or future, of the provisions of this Section 9.8, including, without limitation, the extension of the Non-Competition Period by a period equal to (i) the length of the violation of this Section 9.8 as determined by a court or as otherwise agreed to by the parties plus (ii) the length of any court proceedings necessary to stop such violation without duplication. In the event of a breach or violation by Seller of any of the provisions of this Section 9.8, the running of the Non-Competition Period, but not of Seller's obligations under this
Section 9.8, shall be tolled during the period during which the occurrence of any such breach or violation is investigated and during the continuance of any such breach or violation.

         9.9 Specific Performance. Seller and the Shareholders acknowledge that the Business and the Purchased Assets are unique and recognize and affirm that in the event of a breach of this Agreement by Seller or the Shareholders, money damages would be inadequate and Purchasers would have no adequate remedy at law. Accordingly, Seller and the Shareholders agree, jointly and severally, that Purchasers shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and Seller's and the Shareholders' obligations hereunder by an action or actions for specific performance, injunction and/or other equitable relief, without posting any bond or security.

         9.10 Remittances. All remittances, mail and other communications relating to the Purchased Assets or the Business received by Seller or the officers and directors of Seller, at any time after the Closing Date shall be promptly turned over to Purchasers by such parties. Seller shall cooperate with Purchasers, and take such actions as Purchasers reasonably request, to assure that customers of the Business send their remittances directly to Purchasers, and to assure that remittances from customers of the Business which are improperly sent to Seller are not commingled with Seller's assets and are turned over to Purchasers.

         9.11 Best Efforts To Consummate Closing Transactions. On the terms and subject to the conditions contained in this Agreement, Seller and Purchasers agree to use their best efforts to take, or to cause to be taken, all reasonable actions, and to do, or to cause to be done, all reasonable things, necessary, proper or advisable under applicable laws and regulations to consummate, as soon as reasonably practicable, the Closing, including the satisfaction of all conditions thereto set forth herein.

         9.12 Employees and Agents of Seller. Purchasers are under no legal obligation to employ any personnel presently employed by Seller. Prior to the Closing Date, Purchasers may, but shall not be required to, offer employment to such persons currently employed by Seller as Purchasers in their sole discretion shall determine. Purchasers shall have the absolute right to establish all terms and conditions of employment, including wages, benefits and benefit plans, for any employees of Seller to whom they choose to make an offer of employment to be employed by Purchasers. To the extent Purchasers hire Seller's employees, in determining the level of benefits provided such persons, all of the employees shall be credited with their years of service with the Seller when possible except when an existing benefit plan prohibits it under Purchasers' existing policies and programs. Further, it is expressly agreed that Purchasers are not bound to assume, implement or continue any wages, terms and conditions of employment, benefits or benefit plans which may currently exist for any of Seller's employees. All such offers of employment shall be on the terms and conditions established by Purchasers and shall be contingent upon employment commencing with Purchasers only following the Closing Date. Seller agrees not to discourage any individuals who are offered employment or an agency relationship with Purchasers from accepting such employment or agency relationship with Purchasers.

         9.13 Assignment of Commissions. In consideration for amounts to be received by Seller and Shareholders hereunder, Lyons, Rich and Wyrtzen hereby assign to Purchasers, or their successors and assigns, any and all rights in first year commissions, renewals and other fees and commissions related to insurance business developed for corporations, business organizations, financial institutions, hospitals and not-for-profit organizations by the Seller, excluding JPL Personal Business (as such term is defined in the Lyons EBC Agreement).

                                   ARTICLE 10

                                  MISCELLANEOUS

         10.1 Amendment and Waiver. This Agreement may be amended, and any provision of this Agreement may be waived; provided that any such amendment or waiver shall be binding on Seller and Shareholders only if such amendment or waiver is set forth in a writing executed by Seller and Shareholders and that any such amendment or waiver shall be binding upon Purchasers only if such amendment or waiver is set forth in a writing executed by Purchasers. No course of dealing between or among any persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

         10.2 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when personally delivered, mailed by first class mail, return receipt requested or delivered by a nationally recognized courier service. Notices, demands and communications to Seller or Purchasers shall, unless another address is specified in writing in accordance herewith, be sent to the address indicated below:

Notices to Seller

                           The Lyons Companies
                           800 South Street
                           Waltham, MA 02453
                           Attention: Corporate General
                                      Counsel
                           Phone: (781) 693-1000
                           Fax: (781) 693-1050

with a copy to:

                           Bingham Dana, LLP
                           150 Federal Street
                           Boston, MA 02110
                           Attention: Victor J. Paci, Esq.
                           Phone: (617) 951-8924
                           Fax: (617) 951-8736

Notices to Purchasers

                           Clark/Bardes Consulting, Inc.
                           102 Wynstone Park Drive
                           North Barrington, Illinois 60610
                           Attention: Thomas Pyra, Chief Financial Officer
                           Phone: (847) 304-5800
                           Fax: (847) 304-5878

with a copy to:

                           Vedder, Price, Kaufman & Kammholz
                           222 North LaSalle Street
                           Chicago, Illinois 60601
                           Attention: Stanley B. Block, Esq.
                                      Lane R. Moyer, Esq.
                           Phone: (312) 609-7500
                           Fax: (312) 609-5005

         10.3 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, personal representatives, successors and permitted assigns (including all successors and assignees in the event of Seller's liquidation) as the case may be, but neither this Agreement nor any of the rights, interests or obligations hereunder of Seller and Shareholders shall be assignable by Seller and Shareholders without the prior written consent of Purchasers. Purchasers may assign this Agreement without restriction to only any of its affiliates, existing as of the date hereof or in the future; provided Purchasers unconditionally guarantee to Seller and the Shareholders at the time of such assignment the prompt and complete performance of all of such affiliates' obligations hereunder.

         10.4 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

         10.5 No Third-Party Beneficiaries. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any other persons other than the parties hereto and their respective successors, permitted assigns, heirs, legatees and personal representatives, as the case may be, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party, nor shall any provision give any third parties any right of subrogation or action over or against any party. This Agreement is not intended to and does not create any third-party beneficiary rights whatsoever.



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

         10.6 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any person.

         10.7 Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

         10.8 Complete Agreement. This document and the documents referred to herein contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

         10.9 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.

         10.10 Governing Law. The internal law, not the law of conflicts, of the State of Illinois shall govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

         10.11 Remedies Cumulative. Except as set forth in Section 8.3(b), all remedies of the parties provided herein shall, to the extent permitted by law, be deemed cumulative and not exclusive of any thereof or of any other remedies available to the parties, by judicial proceedings or otherwise, to enforce the performance or observance of the covenants and agreements contained herein, and every remedy given herein or by law to any party hereto may be exercised from time to time, and as often as shall be deemed expedient, by such party.



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



         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                       CLARK/BARDES CONSULTING, INC.


                                       By: /s/ THOMAS M. PYRA
                                           -------------------------------------

                                       Its: CFO
                                           -------------------------------------

                                       CLARK/BARDES, INC.

                                       By: /s/ THOMAS M. PYRA
                                           -------------------------------------

                                       Its: CFO
                                           -------------------------------------

                                       LYONS COMPENSATION & BENEFITS, LLC.


                                       By: /s/ CHRISTOPHER RICH
                                           -------------------------------------

                                       Its: PRESIDENT
                                           -------------------------------------

                                       /s/ J. PETER LYONS
                                       -----------------------------------------
                                       J. PETER LYONS

                                       /s/ CHRISTOPHER RICH
                                       -----------------------------------------
                                       CHRISTOPHER RICH

                                       /s/ SHEILA M. SWALES
                                       -----------------------------------------
                                       SHEILA M. SWALES

                                       /s/ CURTIS C. WYRTZEN, III
                                       -----------------------------------------
                                       CURTIS C. WYRTZEN, III



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